UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-23532	88-0292161
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 NE 3rd Ave., Fort Lauderdale, FL  33301
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 332-3759

Copies to:
Stephen Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, NY  10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2009, the Board of Directors of Sanswire Corp. (the “Company”) appointed Thomas Seifert (“Mr. Seifert” or “Executive”) as a Chief Financial Officer of the Company.   There is no understanding or arrangement between Mr. Seifert and any other person pursuant to which Mr. Seifert was selected as a Chief Financial Officer.  Mr. Seifert does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

Mr. Seifert has served as a consultant to the Company since April 2007 and has more than thirteen years experience in financial management. Prior to joining the Company, Mr. Seifert served five years as Chief Financial Officer of Globalnet Corporation, a public telecommunications company.  Past positions include Chief Financial Officer of 2Sendit.com, Controller for Integrated Telephony Products and Controller for Mountain Vacations.

On June 1, 2009 (the “Effective Date”), the Company and Executive entered into that certain employment agreement (the “Employment Agreement”) whereby Executive was appointed as Chief Financial Officer of the Company.  The Employment Agreement has an initial term of three years from the Effective Date (the “Initial Term”) and will automatically renew for consecutive one year terms until such time that the Employment Agreement is terminated unless otherwise terminated by either party upon 30 days written notice or upon termination for cause. Pursuant to the Employment Agreement, Executive is to receive an annual base salary of $200,000 per year, subject review by the Board of Directors on an annual basis (the “Base Salary”). Upon execution of the Employment Agreement, Executive was awarded a signing bonus of 1,500,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) and an option to purchase 500,000 shares of the Common Stock of the Company at an exercise price equal to $.14 per share.  Executive will also be entitled to receive an annual bonus in the form of cash and/or equity compensation in amount equal to up to one hundred and fifty percent (150%) of Employee’s Base Salary.  Executive shall also be entitled to receive additional equity compensation in the amounts and upon completion of the following milestones as set forth below: (1) 1,000,000 shares upon the Company commencing trading on the OTCBB; (2) 1,000,000 shares upon the Company commencing trading on a national trading market; (3) 1,000,000 shares upon the Company successfully filing timely SEC reports for a period of 12 consecutive months; (4) 1,000,000 shares upon the closing of financing of at least $2,000,000 in gross proceeds, in the aggregate, commencing from the date of initial appoint as CFO on June 1, 2009; (5) 1,000,000 shares upon the Company’s market cap reaching $75,000,000; and (6) 1,000,000 shares upon the Company’s market cap reaching $125,000,000.  Executive is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Executive’s employment with the Company may be terminated at any time, with or without cause or good reason. In the event that Executive’s employment is terminated by the Company prior to the end of the Employment Agreement for any reason except cause then Executive shall be entitled to payment of salary, benefits and bonus for the twelve (12) months following such termination and shall be entitled to a pro-rata bonus for the term thereunder. Furthermore, in the event of a Change of Control (as defined in the Employment Agreement), all shares covered by any options held the Executive, plus an additional 5,000,000 shares of Common Stock, shall accelerate in full and such options shall immediately become exercisable in full, and such shares shall be issued to the Executive.  To the extent permitted by law, the Company also agreed to indemnify Executive against any claim or liability and will hold Executive harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Executive performed or made in good faith on behalf of the Company pursuant to the Employment Agreement, regardless of negligence or personal responsibility or other.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.                     Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement, effective June 1, 2009, by and between the Company and Thomas Seifert

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANSWIRE CORP.

Date: June 4, 2009	/s/ Jonathan Leinwand
Jonathan Leinwand
Chief Executive Officer